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                                                                  EXHIBIT (d)(2)

                                December __, 2001

Calamos Asset Management, Inc.
1111 E. Warrenville Rd.
Naperville, Illinois 60563

Ladies and Gentlemen:

         Management Agreement

         Pursuant to paragraph l(b) of the Management Agreement between Calamos Investment Trust and Calamos Asset Management, Inc. dated July 25, 2000, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trust, designated Calamos Mid Cap Value Fund, and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee schedule applicable to the Sub-Trust designated Calamos Mid Cap Value Fund shall be 1/12 of 1.00% of monthly average net assets.

                                Very truly yours,

                                CALAMOS INVESTMENT TRUST


                                By
                                     ------------------------------------------
                                     James S. Hamman, Jr.
                                     Secretary

Appointment as Manager for the Sub-Trust designated Calamos Mid Cap Value Fund accepted this ___ day of December 2001.


                                CALAMOS ASSET MANAGEMENT, INC.


                                By
                                     ------------------------------------------
                                     John P. Calamos
                                     President